Exhibit 10.1

Contribution Agreement

This Contribution Agreement (this “Agreement”), dated as of [ ], 2025, is entered into between LQR House Inc., a Nevada corporation (“Transferor”), and SWOL Holdings Inc., a Nevada corporation (“Transferee”).

RECITALS

WHEREAS, Transferee is a subsidiary of Transferor;

WHEREAS, Transferor desires to transfer to Transferee, and Transferee desires to accept from Transferor, the rights of Transferor in and to the Contributed Assets (as defined herein), in exchange for equity interests in Transferee and the assumption by Transferee of the Assumed Liabilities (as defined herein), in each case subject to the terms and conditions set forth in this Agreement (the “Contribution”); and

WHEREAS, Transferor and Transferee intend that the Contribution qualify as a tax-free transaction pursuant to Section 351 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Contribution of Assets. On the terms and subject to the conditions set forth in this Agreement, as of the Closing (as defined herein), Transferor hereby contributes, transfers, assigns, conveys, and delivers to Transferee, and Transferee hereby acquires and accepts from Transferor, all of Transferor’s right, title, and interest in, to, and under the assets set forth on Schedule 1 attached hereto (collectively, the “Contributed Assets”).

2. Assumption of Liabilities. The Contribution is subject to the assumption by Transferee of all liabilities and obligations of Transferor of whatever kind or nature (whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise, whether currently existing or hereinafter created) (each, a “Liability”) to the extent exclusively or primarily resulting from, relating to, or arising out of the Contributed Assets (collectively, the “Assumed Liabilities”). Subject to the terms and conditions set forth herein, as of the Closing, Transferee hereby assumes and shall perform, pay, and discharge when due the Assumed Liabilities. Nothing contained herein shall prevent Transferee or its affiliates from contesting in good faith any of the Assumed Liabilities with any third-party obligee. Other than the Assumed Liabilities, Transferee shall not assume or become obligated with respect to any Liabilities of Transferor, all of which shall remain the sole responsibility of Transferor.

3. Consideration. In consideration for the Contributed Assets, Transferee shall, at the Closing, issue to Transferor [NUMBER] shares of common stock, par value $0.001 per share, of Transferee (the “Subsidiary Equity”), free and clear of all liens, and assume the Assumed Liabilities. Upon issuance by Transferee of the Subsidiary Equity to Transferor, the Subsidiary Equity shall be duly authorized and validly issued, fully paid, and non-assessable.

4. Closing.

(a) Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date hereof (the “Closing Date”) at the offices of Sichenzia Ross Ference Carmel LLP, 1185 Avenue of the Americas, 31st Floor, New York, NY 10036, or remotely by electronic exchange of documents and signatures.

(b) Closing Deliverables. At the Closing:

(i) Transferor shall deliver to Transferee fully executed documents of conveyance to effect the contribution of the Contributed Assets to Transferee, each in a form reasonably acceptable to Transferee, including, without limitation, the assignments required under Mexican law to assign the trademarks listed on Schedule 1 attached hereto, including, but not limited to, registration with the Mexican Institute of Industrial Property (the “Trademarks”).

(ii) Transferee shall deliver to Transferor evidence reasonably satisfactory to Transferor of the issuance of the Subsidiary Equity.

5. Representations and Warranties of Transferor.

Transferor represents and warrants to Transferee that the statements contained in this Section 5 are true and correct as of the date hereof.

(a) Organization of Transferor. Transferor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

(b) Authority. Transferor has all requisite power and authority, and has obtained all necessary corporate approvals, to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Transferor and (assuming due authorization, execution, and delivery by Transferee) shall constitute Transferor’s legal, valid, and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(c) Ownership and Transfer of Assets. Transferor has valid, good, and marketable title to, or in the case of leased or subleased assets, valid and subsisting leasehold interests in, all of the Contributed Assets, free and clear of all liens. Transferor has the unrestricted right to contribute, sell, transfer, assign, convey, and deliver to Transferee all right, title, and interest in and to, or in the case of leased or subleased assets, all right, title, and interest in and to the leasehold interest in, the Contributed Assets without penalty or other adverse consequences.

(d) Trademarks. Transferor has not received any notice, written or oral, challenging Transferor’s complete and exclusive ownership of the Trademarks.

(e) Consents. Except as set forth on Schedule 5(e) attached hereto, no consent, order, waiver, approval or authorization of, or registration, qualification, designation, declaration or filing with, any person or governmental authority or under any applicable laws (each, a “Consent”) is required to be obtained by Transferor in connection with the execution, delivery and performance of this Agreement or any other agreement or document contemplated by this Agreement or to which Transferor is a party and the transactions contemplated hereby or thereby, except for those Consents, the failure of which to obtain or to file, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the transactions contemplated hereby (“Material Adverse Effect”).

(f) No Violation. None of the execution, delivery or performance by Transferor of this Agreement or any agreement or document contemplated hereby and the transactions contemplated hereby or thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the organizational documents of Transferor, (b) any agreement, document or instrument to which Transferor or any of its assets or properties are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on any Transferor, except for, in the case of clause (b) or (c), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6. Representations and Warranties of Transferee.

Transferee represents and warrants to Transferor that the statements contained in this Section 6 are true and correct as of the date hereof.

(a) Organization of Transferee. Transferee is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

(b) Authority. Transferee has all requisite power and authority, and has obtained all necessary corporate approvals, to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Transferee and (assuming due authorization, execution, and delivery by Transferor) shall constitute Transferee’s legal, valid, and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

7. Further Assurances. Following the Closing, Transferor and Transferee shall execute any and all agreements, documents, and instruments of transfer, assignment, assumption, or novation and perform such other acts as may be reasonably necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement.

8. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a .pdf document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or to such other address for a party as shall be specified in a written notice given in accordance with this Section 8):

If to Transferor:	LQR House Inc. 6800 Indian Creek Dr., Suite 1E Miami Beach, FL 33141 Facsimile: [FAX NUMBER] Email: [EMAIL ADDRESS] Attention: [NAME OF OFFICER TO RECEIVE NOTICES]

If to Transferee:	SWOL Holdings Inc. 6538 Collins Ave, Suite 344 Miami Beach, FL 33141 Facsimile: [FAX NUMBER] Email: [EMAIL ADDRESS] Attention: [NAME OF OFFICER TO RECEIVE NOTICES]

9. Entire Agreement. This Agreement (including all schedules hereto) constitutes the sole and entire agreement of the parties hereto with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

12. Interpretation; Construction. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. For purposes of this Agreement: (a) the words “include” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (d) the words “hereof,” “herein,” “hereby,” “hereto,” “hereunder,” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and (e) the definitions of terms shall apply equally to the singular and plural forms of the terms defined.

13. Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

14. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Nevada. Any legal suit, action, or proceeding arising out of or based on this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of Nevada, in each case located in the city of Las Vegas and County of Clark, and each party hereto irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

15. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. The parties hereto further agree to replace any such invalid, illegal, or unenforceable provision with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business, and other purposes of such invalid, illegal, or unenforceable provision.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

LQR HOUSE INC.

By
Name:	Sean Dollinger
Title:	Chief Executive Officer

SWOL HOLDINGS INC.

By
Name:	Alexandra Hoffman
Title:	Chief Executive Officer

SCHEDULE 1

CONTRIBUTED ASSETS

All of the Transferor’s right, title and interest in and to all assets, properties and rights, whether tangible or intangible, personal or mixed, accrued, unaccrued or contingent (including goodwill), wherever located and whether now existing or hereafter acquired prior to the Closing Date, related to, used or held for use in connection with the business of producing, marketing and distributing a limited-edition blend Anejo Tequila under the “SWOL” trademark (the “Business”), as the same shall exist on the Closing Date, as reflected on or specifically referred to in the Transferor’s books or financial statements or in this Schedule (collectively, the “Purchased Assets”), in each case free and clear of liens, including all of the Transferor’s right, title and interest under, in or to (as applicable) the following:

(a) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, wherever located (“Inventory”);

(b) all contracts, including, but not limited to, the following (the “Assigned Contracts”):

1. Rights under the Asset Purchase Agreement among LQR House Inc. and Dollinger Innovations Inc., Dollinger Holdings LLC and Sean Dollinger, dated March 19, 2021, to the extent related to the Business;

2. Packaging of Origin Co-Responsibility Agreement dated July 6, 2020, between Leticia Hermosillo Ravelero and Sean Dollinger, as assigned to the Transferor pursuant to an assignment agreement, dated June 30, 2023, by and among Tranferor, Dollinger Holdings LLC, and Sean Dollinger (the “2023 Assignment”);

3. The 2023 Assignment;

4. Shared Responsibility and Bonding Agreement dated March 19, 2021, between Leticia Hermosillo Ravelero and Dollinger Innovations Inc.;

5. Exclusive License Agreement dated May 18, 2020 by and between Dollinger Holdings LLC and Dollinger Innovations Inc.;

6. Product Distribution Agreement, dated July 1, 2020, between Dollinger Holdings LLC and Country Wine & Spirits LLC.

(c) all intellectual property assets relating to the Business (the “Intellectual Property Assets”) including, but not limited to, the following trademarks (and all associated trade dress and intellectual property rights and all labels, logos and other branding bearing the SWOL marks or any mark substantially similar to the same):

Mark	Country	Reg. No.	Date of Registration
SWOLL	Mexico
SWOL	Mexico
DRINKING WITH FRIENDS	Mexico
FRIENDS DRINKING WITH FRIENDS	Mexico

(d) all credits, rebates (including ACH payments, credit memos and any other rebates based on purchase volumes), prepaid expenses, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees;

(e) warranties, indemnities and all similar rights against third parties to the extent related to the Business, the Purchased Assets or the Assumed Liabilities (and proceeds in respect thereof);

(f) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities prior to the Closing;

(g) originals, or where not available (or in the case of tax returns), copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, customer lists, correspondence (including all correspondence with any governmental authority but excluding pre-Closing privileged correspondence belonging to the Owner and containing information regarding this transaction), sales material and records, strategic plans, and files relating to the Intellectual Property Assets;

(h) all rebates paid to the Transferor, regardless of when paid, in respect of the Business; and

(i) all goodwill and the going concern value of the Business.

SCHEDULE 5(E)

CONSENTS

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